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                                                                    Exhibit 23.2

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and the related Prospectus of NACCO Industries, Inc. for the offer by selling stockholders to exchange up to 255,145 shares of Class A Common Stock for 255,145 shares of Class B Common Stock of NACCO Industries, Inc. and to the incorporation by reference therein of our report dated February 11, 2003, with respect to the consolidated financial statements and schedules of NACCO Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                           /s/ Ernst & Young LLP

Cleveland, Ohio
September 2, 2003